EXHIBIT 99.1

GrafTech Announces Appointment of New Board Member

BROOKLYN HEIGHTS, Ohio – (BUSINESS WIRE) – March 10, 2025 – GrafTech International Ltd. (NYSE:EAF) (the “Company” or “GrafTech”) today announced that its Board of Directors (the “Board”) has increased its size to provide for an additional director and appointed Eric V. Roegner as a director of the Company. The Board is now comprised of nine directors, of which eight are independent with the addition of Mr. Roegner, whose term expires at the 2025 Annual Meeting of Stockholders of GrafTech. Mr. Roegner was also appointed to the Audit Committee and Human Resources and Compensation Committee of the Board.

“I am pleased to welcome Eric as the newest member of our Board of Directors,” said Henry R. Keizer, Chair of the Board of GrafTech. “His significant experience positioning teams and operations in cyclical industries to maximize flexibility will further strengthen the skills and experience represented on our Board.”

Mr. Roegner has served in multiple positions at Amcor plc, a global developer and producer of packaging solutions across a variety of materials, and since January 2025 has served as the Executive Vice President, Integration and Special Projects. Prior to his role at Amcor, Mr. Roegner served in executive leadership roles with Arconic Inc. for over 12 years. Arconic, formerly known as Alcoa Inc., is a provider of aluminum sheet, plate and extrusions, as well as architectural products. Earlier in his career, Eric was a partner at McKinsey & Co. Eric holds a master’s degree in Business Administration from Case Western Reserve University in Cleveland, Ohio, and a bachelor’s degree in Aerospace and Mechanical Engineering from Princeton University.

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.